Exhibit 99.2

11500 Ash Street

Leawood, Kansas  66211

February 29, 2016

CFO Commentary on Fourth Quarter

and Year-End 2015 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin, adjusted earnings per share, Free Cash Flow) are provided in the financial schedules included below and in our financial tables that accompany our fourth quarter and year-end 2015 earnings press release available at http://investor.amctheatres.com

Conference Call

The Company will host a conference call on Monday, February 29, 2016 at 7:30 a.m. CT/8:30 a.m. ET to review fourth quarter and year-end 2015 results.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S.  You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Summary

We are very pleased with our fourth quarter financial results, and our strong finish to fiscal year 2015.  It was a record setting year for both AMC and the industry as we leveraged our strategic initiatives against a strong movie slate and above average attendance.

From an industry perspective, the 2015 fourth quarter box office grew approximately 11.1% and attendance grew approximately 6.0%, compared to the fourth quarter last year. The fourth quarter’s industry box office and attendance growth was driven almost entirely by the success of Star Wars: The Force Awakens, which ended up as the number one domestic grossing film of all time.

Based on the success of our guest experience strategic initiatives and the strength of Star Wars: The Force Awakens, AMC increased total revenues approximately 10.1% to $783.9 million, compared to total revenues of $712.2 million for the same quarter last year. Total revenues for the 2015 fourth quarter included $498.7 million of admissions revenue (8.4% growth over last year), a fourth quarter record $242.3 million of food and beverage revenue (12.5% growth over last year), and a record $42.9 million of other theatre revenue (17.2% growth over last year).   Please keep in mind that in last year’s fourth quarter, we recorded a $5.1 million California tax refund as food and beverage revenue which did not recur this year.  After excluding the tax refund benefit, fourth quarter 2014 food and beverage revenues were $210.2, and total revenues for the fourth quarter grew 10.9% and food and beverage revenues grew 15.3% compared to the same period last year.

When compared to the same quarter a year ago, fourth quarter 2015 total attendance increased 5.8% to 51.0 million and average ticket price for the quarter increased $0.23 or 2.4% to $9.77, due primarily to an increase in IMAX and 3-D premium format box office attendance in the quarter. Negatively impacting fourth quarter pricing was the anniversary of our “tax-on-top” pricing strategy, the addition of the Starplex Cinemas theatres with a lower average ticket price, and the impact of promotional pricing strategies.  AMC was a pioneer in establishing the “tax-on-top” pricing strategy, having introduced it at the beginning of the 2014 fourth quarter, while several of our largest peers adopted similar pricing strategies during the middle and late part of 2015.

Attendance and box office were impacted by several factors, including the increased number of runs licensed and overall expansion of the market on Star Wars and both strategic price increases and the adoption of “tax on top” pricing strategy by several large competitors.  Because our circuit typically operates at high levels of licensing films and box office per screen productivity, we do not fully share in the expansion of the overall box office that takes place on a film like Star Wars, despite the fact that we achieved all-time record levels of box office per screen. While our strategic initiatives continue to perform well, and the acquisition of Starplex Cinemas and the completion of recliner theatre renovations during the fourth quarter increased average screens, their contributions were impacted somewhat by the competitive effects of new builds and recliner remodels in our markets.

Food and beverage continues to set records as we implement our enhanced food and beverage initiatives.  Food and beverage revenues per patron set a record of $4.75, growing 6.5% as we saw improvement across our entire spectrum of food and beverage initiatives. Our food and beverage gross margin for the fourth quarter was basically flat to last year at 86.3%, while our food and beverage gross profit per patron grew 6.3%, breaking the $4.00 level for the first time, to set an all-time high of $4.10. Excluding the $5.1 million tax refund in the year ago period, food and beverage revenues per patron grew 8.9%, food and beverage gross margin improved 35 basis points, and food and beverage gross profit per patron grew 9.3%.

During the fourth quarter we deployed two new Marketplaces, 15 new MacGuffin bars, 34 new Coca-Cola Freestyle® machines, 20 new digital menu boards, 11 new kiosks, and we added hot foods to ten additional locations.

At quarter-end, we had 19 dine-in-theaters and 124 MacGuffins in operation, representing a 19% and 39% increase in unit count, respectively, compared to the same quarter end a year ago.

Other revenue for the quarter increased 17.2% to a quarterly record $42.9 million compared to last year due primarily to internet ticketing fees, gift card sales and theatre rentals.

AMC’s film exhibition costs for the fourth quarter were up $25.2 million, or 10.3% to $269.6 million compared to last year, and this represented 54.1% of admissions revenue, up less than 100 basis points compared to the same quarter a year ago.

Operating expenses for the fourth quarter were $207.5 million as compared to $186.4 for the same quarter a year ago.  Operating expenses for the fourth quarter of 2015 and 2014 include $5.5 million and $4.0 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the fourth quarter were $202.1 million and $182.5 million, respectively, representing a 10.8% increase compared to the same period a year ago. The increase is primarily due to increases in payroll expense related to higher volume, formats and licensing due to higher box office amounts of IMAX and 3-D, supplies expense, and credit card payment processing due to overall higher revenue volume and a higher percentage of credit card transactions. We are disclosing adjusted operating expenses because we believe them to be more indicative of our ongoing performance.

Rent expense for the fourth quarter increased 4.2% to $119.0 million, on a 2.3% increase in the number of average screens, as the Starplex Cinema acquisition contributed to the rent increase.   Rent per average screen for the fourth quarter increased 1.9% compared to the previous year.

In total during the quarter, we opened one new build theatre with 11 screens, acquired 35 theatres with 370 screens, permanently closed one theatre with 14 screens, temporarily closed 74 screens, and reopened 196 screens to implement our strategy and deploy guest experience upgrades.

Adjusted EBITDA for the fourth quarter of 2015 grew 10.0% to $154.0 million and Adjusted EBITDA Margins were unchanged at 19.7% as compared to the fourth quarter last year.  Excluding the $5.1 million tax refund in last year’s fourth quarter, Adjusted EBITDA for the fourth quarter grew 14.1% and Adjusted EBITDA Margin increased 60 basis points.  The contributions from higher attendance and our strategic initiatives, particularly food and beverage and recliners, contributed to the fourth quarter’s Adjusted EBITDA lift.

During the fourth quarter, we amended and extended our Senior Secured Credit Facility Term Loan due 2020 and completed the redemption of the remaining aggregate principal amounts of our 9.75% Senior Subordinated Notes due 2020.  As a result, the Company incurred $1.4 million of financing costs that reduced net earnings by approximately $0.9 million or approximately $0.01 per diluted share.

Lastly, net earnings grew 39.6% to $41.6 million and diluted earnings per share for the fourth quarter grew 40.0% to $0.42. Taking into account the financing costs mentioned above and the benefit from the $5.1 million tax refund in the prior year’s fourth quarter, adjusted diluted earnings per share for the three months ended December 31, 2015 grew 59.3% to $0.43 per share.

Twelve Months ended December 31, 2015

We are also very pleased with our record results for the twelve month period ended December 31, 2015.

From an industry perspective, compared to 2014, the 2015 box office grew approximately 7.6% to an all-time high $11.1 billion while attendance increased 4.3%, to 1.32 billion movie-goers.

For the twelve month period, AMC’s total revenues grew 9.3%, to an all-time high $2,946.9 million, compared to total revenues of $2,695.4 million for the same period last year.   Total revenues for 2015 included a record $1,892.0 million of admissions revenue (7.2% growth over last year), a record $910.1 million of food and beverage revenue (14.1% growth over last year), and a record $144.8 million of other theatre revenue (9.5% growth over last year).

AMC performed in-line with the industry on box office growth and outperformed the industry by 90 basis points on attendance growth, compared to the twelve month period last year, due to contributions from our strategic initiatives, particularly recliners, and promotional pricing offered at certain theatres.

Adjusted EBITDA for the twelve month period set a new record, growing 15.6% to $536.5 million as a result of higher attendance and average ticket price contributions, in conjunction with active cost management which also generated a $5.8 million reduction in General and Administrative: Other expenses (excluding stock-based compensation expense).  As a result, Adjusted EBITDA Margins improved by 100 basis points to 18.2% compared to the same period a year ago.

During 2015, AMC redeemed its 9.75% Senior Subordinated Notes due 2020, saving the Company approximately $24 million in interest expense, annually.  The Company also amended and extended its Senior Secured Credit Facility Term Loan due 2020.  As a result, the Company incurred financing costs that reduced net earnings by approximately $6.8 million or approximately $0.07 per diluted share.  Also, during 2014, AMC redeemed its 8.75% Senior Notes due 2019, resulting in financing gains that increased net earnings by approximately $5.5 million or approximately $0.06 per diluted share.

For 2015, net earnings increased 62.1% to $103.9 million and diluted earnings per share grew 60.6% to $1.06, compared to the year ended December 31, 2014.  Taking into account the financing gains and losses and the benefit from the $5.1 million tax refund in 2014, adjusted diluted earnings per share for the year ended December 31, 2015 grew 98.2% to $1.13 compared to the same period a year ago.

Capital Expenditures

Total gross capital expenditures (excluding change in construction payables) for the twelve month period ended December 31, 2015 totaled $338.8 million and after approximately $83.3 million of landlord contributions yielded net capital expenditures of $255.5 million. Recliner theatres accounted for the majority of the capital expenditures during 2015.

We expect capital expenditures for 2016 to total approximately $390 million to $410 million, with landlords contributing approximately $120 million to $140 million, resulting in a net cash outlay of approximately $265 million to $275 million.

Cash Flow

Net Cash Provided by Operating Activities for the twelve months ended December 31, 2015 increased 57.3% to a record $467.6 million from $297.3 million in the same period a year ago.  As a result, Free Cash Flow grew 72.2% to $121.2 million compared to the year ago period.  Our ability to utilize Tax Net Operating Loss Carryforwards to reduce cash taxes, enables us to convert a higher percentage of Adjusted EBITDA to Free Cash Flow, and that cash flow can then be reinvested in the circuit through our strategic initiatives or used to grow the company through acquisitions.   Given that our recliner renovations continue to generate returns in excess of 25%, we expect to continue using Free Cash Flow for reinvestment and/or attractive acquisition opportunities.

Balance Sheet

With respect to the balance sheet, we ended 2015 with more than $211 million in cash and total debt balance of approximately $2.036 billion.

As of December 31, 2015, our leverage ratio was roughly 3.5 times net debt to adjusted EBITDA, which is well within our comfort range. Our leverage, cash flow generation and liquidity are all in line with expectations.

Dividend

Consistent with our plans to augment shareholder returns through return of capital, AMC’s Board of Directors, at its regular board meeting on February 25, 2016, authorized the eighth consecutive quarterly dividend of $.20 per share, payable on March 21, 2016 to holders of record on March 7, 2016.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com.   We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com  to sign up for E-mail Alerts.

(tables follow)

Non-GAAP Measures

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

(dollars in thousands)

(unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Earnings from continuing operations:	$41,617	$29,819	$103,856	$63,767
Loss (gain) related to redemption of debt, net of related tax effects	904	—	6,784	(5,474)
Non-recurring California tax refund, net of related tax effects	—	(3,345)	—	(3,345)
Earnings from continuing operations, excluding loss (gain) related to redemption of debt and California tax refund, net of related tax effects	$42,521	$26,474	$110,640	$54,948

Average shares outstanding, diluted	98,147	97,865	98,029	97,700
Adjusted diluted earnings per share from continuing operations (1)	$0.43	$0.27	$1.13	$0.56
Diluted earnings per share from continuing operations	$0.42	$0.30	$1.06	$0.65

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Earnings:	$41,617	$29,819	$103,856	$64,080
Loss (gain) related to redemption of debt, net of related tax effects	904	—	6,784	(5,474)
Non-recurring California tax refund, net of related tax effects	—	(3,345)	—	(3,345)
Net Earnings, excluding loss (gain) related to redemption of debt and California tax refund, net of related taxes	$42,521	$26,474	$110,640	$55,261

Average shares outstanding, diluted	98,147	97,865	98,029	97,700

Adjusted diluted earnings per share (1)	$0.43	$0.27	$1.13	$0.57
Diluted Earnings per share	$0.42	$0.30	$1.06	$0.66

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Earnings from continuing operations	$41,617	$29,819	$103,856	$63,767
Plus:
Income tax provision	23,315	11,770	59,675	33,470
Interest expense	25,620	28,936	106,088	120,939
Depreciation and amortization	59,927	55,467	232,961	216,321
Impairment of long-lived assets	1,702	3,149	1,702	3,149
Certain operating expenses (3)	5,460	3,961	16,773	21,686
Equity in earnings of non-consolidated entities	(15,595)	(9,315)	(37,131)	(26,615)
Cash distributions from non-consolidated entities	9,755	11,485	34,083	35,243
Investment income	(1,076)	(641)	(6,115)	(8,145)
Other expense (income) (4)	1,411	53	10,684	(8,344)
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	808	149	3,398	1,161
Stock-based compensation expense (5)	1,103	5,221	10,480	11,293
Adjusted EBITDA (2)	$154,047	$140,054	$536,454	$463,925
Adjusted EBITDA Margin (6)	19.7%	19.7%	18.2%	17.2%

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

(dollars in thousands)

(unaudited)

	12 Months Ended
	December 31,
	2015	2014

Net cash provided by operating activities	$467,557	$297,302
Plus:
Equity in earnings from equity method investees	(27,528)	(26,513)
Deferred rent (excluding digital equipment rent)	24,227	19,340
Net periodic benefit credit	18,208	3,418
Change in working capital, accruals and other	(4,667)	75,317
General and administrative expense: merger, acquisition and transaction costs	3,398	1,161
Investment Income	(6,115)	(8,145)
Gain from discontinued operations	—	(313)
Capital expenditures (excluding change in construction payables)	(338,813)	(275,090)
Principal payments under Term Loan	(5,813)	(7,750)
Principal payments under capital and financing lease obligations	(7,840)	(6,941)
Principal payments under Promissory Note	(1,389)	(1,389)
Free Cash Flow (7)	$121,225	$70,397

Reconciliation of Adjusted EBITDA to Free Cash Flow:

(dollars in thousands)

(unaudited)

	12 Months Ended
	December 31,
	2015	2014
Adjusted EBITDA (2)	$536,454	$463,925
Minus:
Cash distributions from non-consolidated entities	34,083	35,243
Income taxes, net	5,351	1,084
Cash interest expense	105,286	125,549
Capital expenditures (excluding change in construction payables)	338,813	275,090
Landlord contributions	(83,346)	(59,518)
Principal payments under Term Loan	5,813	7,750
Principal payments under capital and financing lease obligations	7,840	6,941
Principal payments under Promissory Note	1,389	1,389
Free Cash Flow (7)	$121,225	$70,397

(1)         We have included adjusted diluted earnings per share from continuing operations, which is diluted earnings per share from continuing operations excluding gains or losses on redemption of debt, net of related tax effects, and a non-recurring California tax refund, net  of related tax effects and adjusted diluted earnings per share, which is diluted earnings per share excluding gains or losses on redemption of debt, net of related tax effects, and a non-recurring California tax refund, net of related tax effects  because we believe it provides investors with a useful industry comparative and they are financial measures used by management to assess our performance.

(2)         We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.   Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us; and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(3)         Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(4)         Other expense for the three months ended December 31, 2015 was due to modification of our Senior Secured Credit Agreement.  Other expense for the twelve months ended December 31, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020 and modification of our Senior Secured Credit Agreement.  Other income for the twelve months ended December 31, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019.

(5)         Non-cash expense included in General and Administrative: Other

(6)         We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

(7)         Free Cash Flow is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We define free cash flow as adjusted EBITDA minus the sum of cash distributions from non-consolidated entities, cash taxes, cash interest, capital expenditures (excluding change in construction payables) net of landlord contributions, mandatory payments of principal under any credit facility and payments under capital lease obligations and financing lease obligations.  This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. We have included Free Cash Flow as we believe it provides a useful measure of cash flows generated by our operations, and because it is used by management to assess the liquidity of our Company.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.    These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to the integration of Starplex

Cinemas into our business; our ability to achieve expected synergies and performance from our acquisition of Starplex Cinemas; our ability to realize expected benefits from our acquisition of Starplex Cinemas; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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